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                                                                       Exhibit 4


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

                                                                      $1,200,000

                            ITC LEARNING CORPORATION

                 9.5% CONVERTIBLE SUBORDINATED SECURED DEBENTURE
                               DUE JANUARY 1, 2001


         ITC LEARNING CORPORATION, a Maryland corporation (the "Company"), promises to pay to New River Capital Partners, L.P. or its assigns (the "Holder"), the principal sum of One Million Two Hundred Thousand Dollars and No/100 ($1,200,000), or so much thereof as is funded to the Company by the Holder pursuant to the terms of this debenture (this "Debenture"), on January 1, 2001 (the "Maturity Date"), together with accrued interest thereon.

         Interest on the principal amount of this Debenture shall accrue at the rate of 9.5 % per annum from the original date principal was advanced in connection with this Debenture. Interest accrued on the outstanding principal balance of this Debenture shall be payable in cash or other immediately available funds to the Holder upon the earlier of (i) the Maturity Date, (ii) upon acceleration of all amounts due and owing hereunder in accordance with the terms hereinafter set forth, or (iii) the date on which Holder elects to convert the principal amount of this Debenture into shares in accordance with the terms hereinafter set forth. Interest will be computed on the basis of a 365-day year.

         This Debenture is being issued pursuant to an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder.

         1.       CONVERSION.

                  (a) The Holder may convert all or any part of the principal amount of this Debenture, but not any accrued interest, into shares of the Company's common stock, $.10 par value per share (the "Common Stock"), at any time after the date hereof and until this Debenture is paid in full (the "Conversion Period"), at a conversion price of $1.75 per Share; provided, however, that unless Nasdaq grants an exception from the shareholder approval requirements under Rule 4460(i) of the Marketplace Rules of the Nasdaq Stock Market with respect to a Conversion Price of $1.75 per Share or the Company obtains shareholder approval of a Conversion Price per Share of $1.75,

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then the Conversion Price per Share shall be the lower of $2.50 or the net book value per share of the Company as of December 31, 1999 (the "Conversion Price"). The shares of Common Stock issuable upon conversion of this Debenture are referred to herein as the "Shares." The Company shall use its best efforts, as soon as possible, to obtain such Nasdaq exception with respect to this Debenture and a like exception for a Warrant to acquire 349,800 shares of Common Stock issued on the date hereof to Holder, and if such exception is not received on or prior to January 15, 2000, to obtain such shareholder approval with respect to this Debenture and such Warrant. Such best efforts shall include calling a special meeting of the Company's shareholders for the purpose of obtaining such approval; and the Company's Board of Directors shall recommend such approval to the Company's shareholders; and this sentence shall survive repayment hereof. Immediately upon conversion, and in consideration thereof, the interest rate under this Debenture shall be retroactively reduced to 5.5% per annum for the period beginning on the date hereof and ending on the date of conversion.

                  (b) The Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock as shall be sufficient for conversion of this Debenture.

                  (c) The Company shall deliver a certificate or certificates for the Shares as soon as practicable after surrender of this Debenture for conversion, but the person or persons to whom such certificates are issuable shall be considered the holder of record of such shares from the time this Debenture is surrendered. Except as described herein, this Debenture is not otherwise convertible into any other shares of the Company's capital stock.

                  (d) The certificates representing the Common Stock issued upon conversion of this Debenture shall bear a legend substantially similar to the following:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold except (1) pursuant to an effective registration statement under the Act or (2) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to the issuer stating that an exemption from registration under such Act is available."

         2.       ANTI-DILUTION.

                  (a) STOCK SPLITS AND COMBINATIONS. If the Company shall combine all of its outstanding shares of Common Stock into a smaller number of shares, the number of Shares shall be proportionately decreased and the Conversion Price in effect immediately prior to such combination shall be proportionately increased, as of the effective date of such combination, as follows: (i) the number of Shares purchasable immediately prior to the effective date of such combination shall be adjusted so that the Holder of this Debenture, if converted on or after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Debenture would have owned and been entitled to receive as a result of the combination had the Debenture been converted immediately prior to that date, and (ii) the Conversion Price in effect immediately prior


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to such adjustment shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the aggregate number of Shares purchasable upon conversion of this Debenture immediately prior to such adjustment, and the denominator of which is the aggregate number of Shares purchasable upon conversion of this Debenture immediately thereafter. If the Company shall subdivide all of its outstanding shares of Common Stock, the number of Shares shall be proportionally increased and the Conversion Price in effect prior to such subdivision shall be proportionately decreased, as of the effective date of such subdivision, as follows: (i) the number of Shares purchasable upon the conversion of this Debenture immediately prior to the effective date of such subdivision, shall be adjusted so that the Holder of this Debenture, if converted on or after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Debenture would have owned and been entitled to receive as a result of the subdivision had the Debenture been converted immediately prior to that date, and (ii) the Conversion Price in effect immediately prior to such adjustment shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which is the aggregate number of Shares purchasable upon conversion of this Debenture immediately prior to such adjustment, and the denominator of which is the aggregate number of Shares purchasable upon conversion of this Debenture immediately thereafter.

                  (b) STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of its Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then the number of Shares shall be proportionately increased and the Conversion Price in effect prior to the time of such issuance or the close of business on such record date shall be proportionately decreased, as of the time of such issuance, or in the event such record date is fixed, as of the close of business on such record date, as follows: (i) the number of Shares purchasable immediately prior to the time of such issuance or the close of business on such record date shall be adjusted so that the Holder of this Debenture, if converted after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Debenture would have owned and been entitled to receive as a result of the dividend or distribution had the Debenture been converted immediately prior to that date, and (ii) the Conversion Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon conversion of this Debenture immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon conversion of this Debenture immediately thereafter.

                  (c) OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that the Holder of this Debenture shall be entitled to receive upon conversion of this Debenture, for the Conversion Price in effect prior thereto, in addition to the number of Shares immediately theretofore issuable upon conversion of this Debenture, the kind and number of securities of the Company which the Holder would have owned and been entitled to receive had the Debenture been converted immediately prior to that date.

                  (d) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization,



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reclassification or otherwise (other than by a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 2), then the Holder of this Debenture shall be entitled to receive upon conversion of this Debenture, in lieu of the Shares immediately theretofore issuable upon conversion of this Debenture, for the aggregate Conversion Price in effect prior thereto, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by the holders of the number of Shares for which the Debenture could have been converted immediately prior to such recapitalization, reclassification or other change.

                  (e) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2), (ii) a consolidation or merger of the Company with and into another entity, or (iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any Special Transaction, lawful and adequate provision shall be made so that the Holder of the Debenture shall thereafter have the right to purchase and receive upon conversion of this Debenture, in lieu of the Shares immediately theretofore issuable upon conversion of this Debenture, for the Conversion Price in effect immediately prior to such conversion, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which this Debenture could have been converted immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions of this Debenture (including, without limitation, provisions for adjustment of the Conversion Price and the number of Shares issuable upon the conversion of this Debenture) shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the conversion of this Debenture. The Company shall not effect any Special Transaction unless prior to, or simultaneously with the closing thereof, the successor entity (if other than the Company), if any, resulting from such Special Transaction shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of this Debenture at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

                  (f) OTHER ISSUANCES. In the event that the Company shall at any time after the date of original issuance of this Debenture issue any shares of Common Stock, including shares of Common Stock issued or issuable upon the conversion or exercise of convertible securities, without consideration or at a price per share less than the Conversion Price ("Issuance Price"), then, in each and any such event (an "Adjustment Event"), the number of Shares purchasable immediately prior thereto (the "Initial Number") shall be adjusted so that the Holder shall be entitled, upon conversion of this Debenture, to receive the number of shares of Common Stock determined by multiplying the Initial Number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus


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the number of additional shares of Common Stock issued in such Adjustment Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus the number of shares of Common Stock which the aggregate issuance price of the total number of shares of Common Stock issued in such Adjustment Event would purchase at the Conversion Price (prior to any adjustment to the Conversion Price to reflect the Issuance Price); provided, however, that no adjustment shall be made for the issuance of shares of Common Stock in connection with a Special Transaction, as described in
Section 2(e). The Conversion Price shall be adjusted to the Issuance Price.

         If, as a result of the operation of this Section 2(f), the cumulative number of Shares of Common Stock issued or issuable upon conversion of this Debenture would equal or exceed a number (the "Threshold Number") equal to 20% of the outstanding shares of Common Stock as of the date of conversion and if the Company receives a written opinion of its outside counsel that the issuance of such shares in excess of the Threshold Number would violate the rules of the Nasdaq or any other exchange or market on which the Common Stock is then quoted or traded, then until and unless the Company obtains the approval of its common shareholders for the issuance of any such shares of Common Stock in excess of the Threshold Number or an exemption from such exchange or market, the Holder shall only be entitled to receive a number of Shares equal to the Threshold Number, all at the Conversion Price, and the balance of this Debenture shall not be convertible at that time; provided, however, that the Conversion Price shall be adjusted as provided in this Section 2(f). If, as a result of the operation of the preceding sentence, the conversion rights of the Holder are limited by operation thereof because appropriate shareholder approval has not been obtained, the Company agrees for the benefit of the Holder to use its best efforts, as promptly as reasonably practicable to seek (i) the requisite approval of its common shareholders and will recommend to its shareholders that they vote in favor of a resolution providing for such approval, for the amount of shares of Common Stock that would be issued or issuable upon conversion in full of all Shares and (ii) such Nasdaq or other exchange or market exemption. Notwithstanding anything to the contrary set forth above, the Holder shall be entitled to exercise its rights in full (after giving effect to any and all anti-dilution adjustments resulting from operation of this Article II) in connection with any Special Transaction.

                  (g) LIQUIDATION. If the Company shall, at any time prior to the end of the Conversion Period, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to convert this Debenture. Upon such conversion, the Holder shall have the right to receive, in lieu of the Shares that the Holder otherwise would have been entitled to receive upon such conversion, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such Shares had the Holder been the holder of record of such Shares on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the applicable Conversion Price, the Holder may, at the Holder's option, convert this Debenture without making payment of the applicable Conversion Price and, in such case, the Company shall, upon distribution to the Holder, consider the applicable Conversion Price, to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the applicable Conversion Price, from the amount payable to the Holder.

                  (h) NOTICE. Whenever this Debenture or the number of Shares is to be adjusted as provided herein, the Company shall forthwith as soon as practicable cause to be sent to the Holder



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a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof.

                  (i) FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of shares of Common Stock upon the conversion of this Debenture. If any fraction of a share of Common Stock would be issuable upon the conversion of this Debenture, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on the securities exchange or quotation system on which the shares of Common Stock are then listed or traded, as the case may be, if any, on the last business day prior to the date of conversion upon which such a sale shall have been effected, or, if the Common Stock is not so listed or traded on an exchange or quotation system, as the Board of Directors of the Company may in good faith determine.

                  (j) EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Section 2, the Holder of this Debenture shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon conversion of this Debenture shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.

                  (k) SUCCESSIVE APPLICATION. The provisions of this Section 2 shall apply from time to time to successive events covered by this Section 2.

         3. REDEMPTION. This Debenture is redeemable at the option of the Holder, on at least ten (10) days prior written notice to the Company, at the principal amount of this Debenture, plus accrued interest through the date of redemption, if at any time after the original issuance of this Debenture the Company (i) accepts a commitment for at least Two Million Dollars ($2,000,000) of debt or equity financing other than pursuant to any loan agreement in effect as of the date of original issuance of this Debenture or (ii) enters into one or more agreements for the sale of assets that either (A) is for an aggregate purchase price of at least Two Million Dollars ($2,000,000) or (B) consists of assets which generate in the aggregate at least 15% of the Company's annual revenue. The Company shall give the Holder immediate written notice of its acceptance of any commitment for debt or equity financing or its entering into any agreement(s) for the sale of its assets. The Company may not prepay the outstanding principal amount or accrued interest of this Debenture without the prior written approval of the Holder. Any prepayment approved by Holder shall first be applied to any accrued interest then owing.

         4. SUBORDINATION. Payment of principal, interest and all other amounts due under this Debenture is subordinated to up to Two Million Dollars ($2,000,000) in principal amount of all Institutional Debt. "Institutional Debt" is the principal of and premium, if any, interest, costs, expenses and attorney's fees, and any other payment due pursuant to the terms of instruments creating or evidencing indebtedness of the Company outstanding as of the date hereof and all renewals, extensions, modifications and refundings thereof, which is payable to banks or other traditional long-term institutional lenders such as insurance companies and pension funds.


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"Indebtedness," as applied to any entity, means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such entity or only to a portion thereof), as evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest thereon, of and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with generally accepted accounting principles. Without the prior written consent of the holder of the Institutional Debt, the Holder agrees not to accept payment of principal, interest or any other amount due under this Debenture until the Institutional Debt has been paid in full. This limitation shall not prevent Holder from converting all or a part of the principal amount of this Debenture pursuant to
Section 1 hereof. The Company agrees, and the Holder agrees by accepting this Debenture, to the subordination described in this Section 4. As of the date hereof, the Company's only Institutional Debt is with Wachovia Bank, N.A., ("Wachovia") pursuant to a Loan and Security Agreement and related documents dated as of August 11, 1999 and amended September 13, 1999 pursuant to which Wachovia agreed to provide a line of credit to the Company in the principal amount of $4,000,000, and the Company represents that less than $700,000 in principal amount is outstanding thereunder. Pursuant to that certain Forbearance Agreement effective as of October 18, 1999 with Wachovia, the Company is not and will not be in default in any of its agreements with Wachovia. The Company agrees not to further extend or otherwise modify its agreements with Wachovia without the prior written consent of the Holder.

         5. SECURITY. The outstanding principal and accrued interest, if any, on this Debenture will be secured to the extent thereof, by all of the assets of the Company, including the Company's library and technology, in accordance with the terms of that certain Security Agreement, dated as of November 1, 1999 between the Company and the Holder. Holder acknowledges that Wachovia is the beneficiary of a properly perfected first and prior lien and security interest in all assets of the Company, including without limitation, the Company's library and technology. Following an Event of Default under the Debenture, the Holder agrees not to exercise against the Company any right or remedy available to the Holder (other than conversion under Section 1 hereof) until Wachovia has been given ten (10) days prior written notice of the occurrence of such Event of Default. If Wachovia elects to exercise any right or remedy available to it, unless Wachovia shall otherwise agree in writing, the Holder agrees to stand-by and defer action against the Company until Wachovia has been paid in full or has completed the exercise of all rights and remedies available to it.

         6. DEFAULT. An Event of Default occurs when:

                  (a) the Company fails to make a payment of principal and accrued interest under this Debenture or any other indebtedness for borrowed money to Holder, when the same becomes due and payable at maturity or upon redemption;

                  (b) the Company, pursuant to the U.S. Bankruptcy Code (i) commences a voluntary proceeding or (ii) consents to an entry of an order for relief against it in an involuntary proceeding;



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                  (c) the Company consents to the appointment of a custodian or similar party of it or for all or substantially all of its property;

                  (d) the Company makes a general assignment for the benefit of creditors;

                  (e) a court of competent jurisdiction enters an order or decree under any bankruptcy or similar law (i) against the Company in an involuntary case, (ii) appoints a custodian or similar party of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 90 days;

                  (f) the Company defaults with respect to any Institutional Debt, which default could result in the acceleration of such Institutional Debt; or

                  (g) the Company fails to obtain, on or prior to January 15, 2000 (i) an exception from the shareholder approval requirements under Rule 4460(i) of the Marketplace Rules of the Nasdaq Stock Market with respect to the Conversion Price being $1.75 per Share or (ii) shareholder approval of the Conversion Price of $1.75 per Share.

                  If an Event of Default occurs then the Holder may declare this Debenture to be due and payable immediately and the rate of interest shall increase to the maximum lawful rate.

         7.       REGISTRATION RIGHTS.

                  (a) DEMAND REGISTRATION. Within twenty (20) days following written demand of the Holder, the Company shall prepare and file with the Securities and Exchange Commission (the "Commission"), and use its best efforts to cause to become effective no later than sixty (60) days after the date of filing, a registration statement on Form S-3 (if such form is then available for use by the Company, or such other available registration statement form) (the "Registration Statement") and such other documents, as may be necessary in the opinion of counsel for both the Company and the Holder, so as to permit a public offering and sale of the Shares under the Securities Act. All expenses incurred in connection with the registration of the Shares, including without limitation, all blue sky registration and filing fees, legal fees, accounting fees, printing expenses, other expenses and fees of experts used in connection with such registration and any fees and expenses incidental to any post-effective amendment to the Registration Statement, shall be borne and paid by the Company. The Company shall keep such registration effective for a period of not less than two (2) years after becoming effective.

                  (b) PIGGY-BACK REGISTRATION. If, at any time, the Company shall propose the registration under the Securities Act of an offering of any of its capital stock to be sold for its own account and/or for the account of other persons, the Company, on each such occasion, shall as promptly as practicable, but in no event later than thirty (30) days prior to the proposed filing date of the Registration Statement, give written notice to the Holder of its intention to effect such registration (which notice shall state an estimated selling price for Common Stock in such offering) and the Holder shall be entitled, on each such occasion, to request to have all or a portion of the Shares included in such Registration Statement. Upon the written request of the Holder that the



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Company include the Shares in such Registration Statement (which request shall state the number of Shares for which registration is sought and the intended method of disposition thereof), the Company shall cause such Shares to be so included in the offering covered by such Registration Statement.

                  (c) PROSPECTUS; BLUE SKY MATTERS. Whenever the Company is required pursuant to the provisions of this Section 7 to include the Shares in a Registration Statement, the Company shall (i) furnish the Holder and any underwriter with respect to the registration of such Shares with copies of the prospectus, including the preliminary prospectus, conforming to the Securities Act (and such other documents as the Holder or any underwriter may reasonably request) in order to facilitate the sale or distribution of the Shares, (ii) use its best efforts to register or qualify the Shares under the blue sky laws (to the extent applicable ) of such jurisdiction or laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holder and any underwriter of the Shares being sold by the Holder shall reasonably request and (iii) take such other actions as may be reasonably necessary or advisable to enable the Holder and any underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which the Holder shall have reasonably requested that the Shares be sold.

                  (d) OPINION OF COUNSEL; COMFORT LETTERS. In connection with any registration under this Section 7, the Company shall furnish to the Holder and to any underwriter a signed counterpart, addressed to the Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of the Registration Statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a "comfort" letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such Registration Statement, in each case covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and, in the case of such accountant's "comfort" letter with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountant's "comfort" letters delivered to underwriters in underwritten public offerings of securities.

                  (e) UNDERWRITING AGREEMENT. In the event of an underwritten public offering, the Company shall enter into an underwriting agreement with the managing underwriter selected by the Holder. Such underwriting agreement shall be reasonably satisfactory in form and substance to the Company, the Holder and such managing underwriter, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.

                  (f) CUTBACK. In connection with any underwritten public offering by the Company of its securities as described in Section 7(b), the Company shall not be required to include in such offering any Shares held by the Holder unless the Holder agrees to the terms of the underwriting agreement between the Company and the managing underwriter of such offering, which agreement may require that the Shares be withheld from the market by the Holder for a period


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of up to ninety (90) days after the effective date of the Registration Statement by which such public offering is being effected. Furthermore, the Company shall be obligated to include in such offering only the quantity of the Shares, if any, as will not, in the opinion of the managing underwriter, jeopardize the success of the offering by the Company. If the managing underwriter for the offering advises the Company in writing that the total amount of securities sought to be registered by the Holder and other shareholders of the Company having similar registration rights as of the date hereof (collectively, the "Shareholders") exceeds the amount of securities that can be offered without adversely affecting the offering by the Company, then the Company may reduce the number of shares to be registered by the Company for the Shareholders, including the Shares, to a number satisfactory to such managing underwriter. Any such reduction shall be pro rata, based upon the total number of shares held by each Shareholder, provided, however, that in such event, the Holder shall have the right to withdraw its request to participate in the offering and shall preserve its right to piggy-back registration as provided in Section 7(b).

                  (g) COMPANY INDEMNITY. The Company will indemnify and hold harmless the Holder, all directors, officers, partners, agents and employees of the Holder, and any person or entity engaged by the Holder to sell the Shares, and each person, if any, who controls such persons or entities within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, a "Holder Indemnitee"), against any losses, claims, damages, liabilities, or expenses (including, but not limited to, reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, to which a Holder Indemnitee may become subject under the Securities Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys' fees), or actions, proceedings or settlements in respect thereof, whether joint or several, arise out of or are based upon any of the following statements, omissions or violations (a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement covering the Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (iii) the employment by the Company of any device, scheme or artifice to defraud or the engagement by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit upon the purchasers of its securities pursuant to such Registration Statement. The Company will also reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred by such Holder Indemnitee in connection with investigating, defending, and settling any such loss, claim, damage, liability, or action.

         The indemnity agreement contained in this Section 7(g) shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to any Holder Indemnitee for any loss, claim, damage, liability or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of the Holder or any agent of the Holder, or controlling person of either.

                  (h) HOLDER INDEMNITY. The Holder will indemnify and hold harmless the Company, and all directors, officers, partners, agents and employees of the Company and all persons who control the Company within the meaning of the Securities Act or the 1934 Act, and each agent or underwriter for the Company or any other person or entity engaged by the Company to sell the Company's securities offered in the Registration Statement, or any of their respective directors, officers, partners, agents, employees or control persons (collectively, a "Company Indemnitee"), against any losses, claims, damages, liabilities, or expenses (including, but not limited to reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, to which the Company or any such Company Indemnitee may become subject under the Securities Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, liabilities, or expenses (including, but not limited to reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, arise solely out of or are based solely upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of the Holder expressly for use in connection with such registration; and the Holder will reimburse any legal or other expenses reasonably incurred by a Company Indemnitee in connection with investigating or defending any such loss, claim, damage, liability, or action. Notwithstanding the above, the amount of any losses, claims, damages, liabilities, legal fees and expenses to be paid by the Holder shall not exceed the amount of the proceeds received by the Holder from the sale of the Shares.

         The indemnity agreement contained in this Section 7(h) shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.


                  (i)      PROCEDURE FOR INDEMNIFICATION.

                           (i) Promptly after receipt by an indemnified party
under Sections 7(g) and 7(h) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying part so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the indemnified party and indemnifying parties, provided that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests (as reasonably determined by either party) between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7(i), to the extent of such prejudice, but the failure to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7(i).

                           (ii) The obligations of the Company and the Holders
under Sections 7(g) and 7 (h), respectively, shall survive the completion of any offering of the Shares made pursuant to a registration under this Section 7.

                           (iii) The amount paid or payable by a party as a
result of the losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) referred to in Sections 7(g) and 7(h) shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

                  (j) LIMITATIONS OF INDEMNIFICATION. If the indemnification provided for in Sections 7(g) and 7(h) is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall be required to provide contribution on behalf of the indemnified party, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Notwithstanding the provisions of this paragraph, the Holder shall not be required to contribute any amount in excess of the net proceeds received by the Holder from the sale of the Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (k) SPECIFIC PERFORMANCE. The Holder, in addition to being entitled to exercise all rights provided in this Section 7, including recovery of damages, will be entitled to specific performance of its rights hereunder. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Section 7 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

                  (l) CERTAIN OBLIGATIONS OF THE COMPANY. In connection with the Company's obligations to effect a registration under the Section 7, the Company will:

                           (i) cooperate and assist in any filings required to
be made with the National Association of Securities Dealers, Inc., and before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company will furnish to counsel selected by Holder copies of all such documents proposed to be filed, which documents will be subject to such counsel's review and comments;

                           (ii) cause the prospectus relating to such
registration to be supplemented by any required prospectus supplement, and as so supplemented, to be filed pursuant to Rule 424 under the Securities Act;

                           (iii) notify the Holder promptly (1) when the
prospectus or any prospectus supplement or post-effective amendment relating to such registration has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (2) of any comment letter or request by the Securities and Exchange Commission (the "Commission") for any amendments or supplements to the registration statement or the prospectus or for additional information; (3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; (4) if, at any time prior to the closing contemplated by an underwriting agreement, if any, entered into in connection with such Registration Statement, that the representations and warranties of the Company contained in such agreement cease to be true and correct in any material respect; (5) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (6) of the happening of any event which makes any statement made in the Registration Statement, the prospectus or any document incorporated therein by reference, untrue in any material respect and which requires the making of any changes in the Registration Statement, the prospectus or any document incorporated therein by reference in order to make the statement therein not materially misleading;

                           (iv) make commercially reasonable efforts to obtain
the withdrawal of any order suspending the effectiveness of the Registration Statement;

                           (v) if required, based on the advice of the Company's
counsel, prepare a supplement or post-effective amendment to the Registration Statement, the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                           (vi) cause all Shares covered by the Registration
Statement to be listed on each securities exchange on which the Common Stock is then listed if requested by the Holder or any managing underwriters;

                           (vii) provide and cause to be maintained a transfer
agent and registrar for all Shares covered by such Registration Statement from an after a date not later than the effective date of such registration statement;

                           (viii) use its best efforts to provide a CUSIP number
for the Shares, not later than the effective date of the registration statement;

                           (ix) make available for inspection, in connection
with the preparation of a Registration Statement pursuant to this Agreement, by the Holder, and any attorney or accountant retained by the Holder, all financial and other records and pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with such registration; PROVIDED, HOWEVER, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such persons unless disclosure of such records, information or documents is required by court or administrative order;

                           (x) if so required by the managing underwriter, not
sell, make any short sale of, loan, grant any option for the purpose of, effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten (10) days prior to and the ninety (90) days after any underwritten registration pursuant to this Section 7 has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, except that the Company may make grants of options under its stock option plans and may issue securities issuable upon the exercise or conversion of outstanding convertible securities, stock options and other options, warrants and rights of the Company; and

                           (xi) otherwise use its best effort to comply with all
applicable rules and regulations of the Commission and make available to its security holders as soon as reasonably practicable, an earnings statement which satisfies the provision of Section 11(a) of the Securities Act.

                  (m) The Company shall not be obligated to register any Shares pursuant to this Section 7 at any time when the resale provisions of Rule 144 promulgated under the Securities Act are available to the Holder without limitation as to volume.

         8. EXCHANGE PRIVILEGE AND TRANSFERABILITY. Subject to the provisions of the last paragraph of this Section, the Holder at its option may surrender this Debenture for exchange at the principal office of the Company and, without expense (except for any stamp tax or other governmental charge with respect to any transfer involved therein), receive in exchange therefor notes, in denominations designated by the Holder and payable to such person or persons as may be designated by such Holder and for the same aggregate principal amount as the then unpaid principal balance of this Debenture. Every instrument made and delivered in exchange for this Debenture shall in all other respects be in the same form and have the same terms, on a pro rata basis, as this Debenture.

         The Holder, by acceptance hereof, agrees that the rights represented by this Debenture are not transferable, in whole or in part, whether by sale, transfer, gift, or other hypothecation unless and until (a) a Registration Statement relating to such sale, transfer, gift or hypothecation shall have become effective under the Securities Act or (b) a legal opinion satisfactory to the Company is furnished with respect to such sale, transfer, gift or other hypothecation to the effect that registration under the Securities Act is not required with respect thereto.

         9. BOARD OF DIRECTORS; INSPECTION. The Holder shall be entitled to send a representative (the "Holder Representative") to attend all meetings of the Board of Directors of the Company, but such Holder Representative shall not be considered an elected member of the Board of Directors of the Company. The Company will ensure that meetings of the Board of Directors of the Company are held at least once each calendar quarter and provide the Holder Representative with
                                       14
written notice of all Board of Director meetings as such notice is provided for in the Bylaws of the Company, as well as copies of all materials provided to the directors. The Company will reimburse the Holder Representative for his reasonable travel expenses, including the cost of air fare and any necessary meals and lodging, incurred in connection with attending such meetings or performing such other business on behalf of the Company as may be approved by the Company in advance. The Company will notify the Holder in writing five (5) business days prior to the effectiveness of any action to be taken by written consent of directors or shareholders, and will provide reasonable opportunity for consultation with the Holder with regard to the matters covered thereby during such five-day period prior to the effectiveness of such consents.

         The Company will, upon reasonable prior notice to the Company, permit authorized representatives of the Holder to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with its agents, officers and independent accountants, all at such reasonable times and as often as may be reasonably requested, in all cases so as not to interfere with the Company's operations or personnel.

         At any time for so long as the Holder and its affiliates hold convertible securities, Shares or other capital stock representing at least twenty percent (20%) of the common equity in the Company on a fully-diluted basis, the Holder may designate two (2) representatives and at any time for so long as the Holder and its affiliates hold convertible securities, Shares or other capital stock representing at least five percent (5%) of the common equity in the Company on a fully-diluted basis, the Holder may designate one (1) representative(the "Holder's Directors") to be appointed as members of the Board of Directors of the Company. The Holder's Directors shall be entitled to reimbursement of all reasonable travel expenses incurred in connection with attendance at all Board meetings and the Holder's Directors shall be entitled to receive the same board fees and other compensation, if any, paid to any outside directors. Upon the appointment of the Holder's Directors, the Holder shall no longer have the right to have a Holder Representative.

         10. USE OF PROCEEDS. The Company shall use the proceeds obtained from the sale of this Debenture solely for working capital purposes and the repayment of secured debt to Wachovia.

         11. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Debenture, together with any attached schedules, exhibits and other documents delivered pursuant hereto, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Debenture may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and the Holder. No failure to exercise, and no delay in exercising, any right, power or privilege under this Debenture shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be impled from any course of dealing between the Company and the Holder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         12. REPRESENTATIONS. The Company represents and warrants to Holder as follows:

                  (a) The execution and delivery of this Debenture and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on part of the Company in accordance with its Bylaws and Articles of Incorporation and the Rules of the Nasdaq Stock Market.

                  (b) This Debenture has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms.

                  (c) As of the date hereof, the Company has 12,000,000 shares of Common Stock authorized and no other shares of any class of capital stock authorized. As of December 31, 1999, the Company had 3,964,078 shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company (x) have been duly authorized and validly issued and are fully paid and non-assessable, (y) were issued in compliance with all applicable state and federal securities laws, and (z) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the Common Stock or any capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock), other than securities held by Holder and outstanding option grants for an aggregate of 540,416 shares. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its capital stock. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

                  (d) All of the Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.

                  (e) The Company has obtained all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations hereunder, except the above-referenced Nasdaq exception.

                  (f) There are no state statutes or other "anti-takeover" laws applicable to the Company, to the issuance of this Debenture by the Company, or to the issuance of the Shares upon conversion of this Debenture, which would have, among other things, the effect of nullifying the transactions contemplated by this Debenture, or affecting the Holder's voting rights or other rights as a shareholder following such conversion, or, to the extent there are such applicable state statutes or other "anti-takeover" laws, the Company and its Board of Directors have taken all steps necessary under such statutes or laws to render them inapplicable to the Company, the issuance of this Debenture, and the issuance of the Shares upon conversion of this Debenture.

                  (g) There is no material litigation pending, or, to the knowledge of the Company, threatened, against the Company.

         13. RIGHT OF REFUSAL. The Holder shall have the right of first offer and first refusal until June 30, 2000 to purchase any and all assets to be sold by the Company outside the ordinary course of business, as set forth in this
Section 13. If the Company desires to sell any assets outside the ordinary course of business, the Company (i) shall first provide the Holder with notice of the proposed sale and a description of the assets to be sold, (ii) shall negotiate exclusively with the Holder for a period of not less than five (5) business days, during which period it will provide the Holder with all reasonably requested due diligence information, (iii) may after such five day period shall not accept any offer from a third party that has a purchase price that is less than the purchase price set forth in any offer made by the Holder with respect to those assets, and (iv) shall provide Holder with at least two business days notice prior to accepting any third party's offer for any assets so that the Holder may make the purchase on the same price and terms as proposed by the third party in lieu of such other party. If Holder purchases any assets from the Company, the Holder may elect to pay the purchase price therefor either in cash or by an offset against any amounts outstanding under this Debenture.

         14. MISCELLANEOUS.

                  (a) USURY. Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require the Company to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to law. Should any interest or other charges paid by the Company, or parties liable for the payment of this Debenture, in connection with the loan evidenced by this Debenture, or any document delivered in connection with said loan, result in the computation or earning of interest in excess of the maximum legal rate of interest which is legally permitted by law, then any and all such excess of the maximum legal rate of interest which is legally permitted by law, then any and all such excess shall be and the same is hereby waived by the Holder hereof, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Debenture, and the portion of said excess which exceeds the balance due under this Debenture shall be paid by the Holder to the Company.

                  (b) OWNERSHIP. The Holder shall be deemed to be the owner of this Debenture for all purposes, and the full payment of interest and principal under this Debenture to the Holder shall constitute the full and complete discharge of the Company for such purposes.

                  (c) SEVERABILITY. The invalidity of any portion of this Debenture shall not affect the enforceability of the remaining portions of this Debenture or any part thereof, all of which are inserted herein conditionally on their being valid in law. In the event that any portion or portions contained herein shall be invalid, this Debenture shall be construed so as to make such portion or negotiate with any other parties to sell the assets provided that the Company portions valid or, if such construction is not legally possible, as if such invalid portion or portions had not been inserted.

                  (d) BINDING NATURE OF DEBENTURE. Except as otherwise herein provided, this Debenture shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

                  (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the Company at the address at which its principal business office is located from time to time, and the Holder at One Financial Plaza, Suite 1101, Fort Lauderdale, FL 33394, or such other address specified by Holder.

                  (f) ATTORNEYS' FEES. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Debenture, the successful party will be awarded reasonable attorneys' fees, at all trial and appellate levels, expenses and costs.

                  (g) HEADINGS. The headings contained in this Debenture are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Debenture.

                  IN WITNESS WHEREOF, the Company has signed and sealed this Debenture on this 31st day of December, 1999.


                                         ITC LEARNING CORPORATION


                                         By: /s/ Christopher E. Mack
                                             -----------------------------------
                                         Name: Christopher E. Mack
                                         Title: Chief Financial Officer